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                 GORDON ALTMAN BUTOWSKY WEITZEN SHALOV & WEIN



                                                                 April 30, 1998



Dean Witter American Value Fund
Two World Trade Center
New York, New York 10048

Dean Witter Retirement Series
American Value Series
Two World Trade Center
New York, New York 10048

Gentlemen:

     You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") described below pursuant to which (i) substantially all assets of American Value Series ("American Value"), one of eleven portfolios of Dean Witter Retirement Series ("Retirement Series"), a Massachusetts business trust, will be combined with those of Dean Witter American Value Fund, a Massachusetts business trust (the "Trust"), in exchange for shares of the Trust ("Trust Shares"), and the assumption by the Trust of certain liabilities of American Value (the "Liabilities"); (ii) American Value will be liquidated; and (iii) the Trust Shares will be distributed to the holders ("American Value Shareholders") of shares in American Value ("American Value Shares").

     We have examined and are familiar with such documents, records and other instruments as we have deemed appropriate for purposes of this opinion letter, including the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Trust Shares (the "Registration Statement") which includes, as a part thereof, the proxy statement of Retirement Series, on behalf of American Value (the "American Value Proxy"), which will be used to solicit proxies of American Value Shareholders in connection with the Special Meeting of American Value Shareholders and the Agreement and Plan of Reorganization by and between the Trust and Retirement Series, on behalf of American Value (the "Plan").

     In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform to the proposed forms of such documents that we have examined. We have further assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, the American Value Proxy and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering our opinion, we have also relied on the representations and facts discussed below which have been provided to us by Dean Witter InterCapital Inc. ("InterCapital"), the Trust and Retirement Series, and we have assumed that such representations and facts will remain correct at the time of the Reorganization.



                                    FACTS

     The Trust is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, the Trust has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Retirement Series is an open-end diversified management investment company engaged in the continuous offering of shares of American Value to the public. American Value is one of eleven portfolios of Retirement Series, a series fund. Since its inception, American Value has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Code.


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     The Board of Trustees of each of the Trust and Retirement Series have determined, for valid business reasons, that it is advisable to combine the assets of the Trust and American Value into one fund.

     In view of the above, the Board of Trustees of Retirement Series adopted the Plan, subject to, among other things, approval by American Value Shareholders. Pursuant to the Plan, American Value will transfer all of its assets to the Trust in exchange for the Trust Shares (including fractional Trust Shares) and the assumption by the Trust of the Liabilities. Immediately thereafter, American Value will distribute the Trust Shares to American Value Shareholders in exchange for and in cancellation of their American Value Shares and in complete liquidation of American Value.

     Each of the following representations, among other representations, has been made to us in connection with the Reorganization by InterCapital, Retirement Series and by the Trust.

     (1) To the best of the knowledge of the management of InterCapital, Retirement Series, the Trust, and their affiliates, there is no plan or intention on the part of American Value Shareholders, to redeem, sell, exchange or otherwise dispose of a number of Trust Shares that would reduce American Value Shareholders' ownership of Trust Shares to a number of Trust Shares having a value, as of the date of the Reorganization, of less than fifty percent of the value of all of the formerly outstanding American Value Shares as of such date;

     (2) The Trust has no plan or intention to reacquire any of the Trust Shares to be issued pursuant to the Reorganization except to the extent necessary to comply with its legal obligation to redeem its own shares;

     (3) The Liabilities to be assumed by or transferred to the Trust were incurred by American Value in the ordinary course of business and are associated with the assets being transferred to the Trust;

     (4) The amount of the Liabilities will not exceed the aggregate adjusted basis of American Value for its assets transferred to the Trust;

     (5) The Trust has no plan or intention to sell or otherwise dispose of more than fifty percent of the assets of American Value acquired in the Reorganization, except for dispositions made in the ordinary course of business;

     (6) There is no indebtedness between American Value and the Trust that was issued, acquired or will be settled at a discount;

     (7) American Value has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a regulated investment company for its taxable year ending on the date of the Reorganization;

     (8) The Trust has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the date hereof and will qualify as a regulated investment company for its taxable year ending on December 31, 1997;

     (9) American Value will have no accumulated earnings and profits as of the close of its taxable year ending on the date of the Reorganization.

                                    OPINION

     Based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that the Federal income tax consequences of the Reorganization to the Trust, American Value and the American Value Shareholders will be as follows:

     (1) The transfer of substantially all of American Value's assets in exchange for the Trust Shares and the assumption by the Trust of certain stated Liabilities of American Value, followed by the distribution by American Value of the Trust Shares to the American Value Shareholders in exchange for their American Value Shares, will constitute a "reorganization" within the meaning of
Section 368(a)(1)(C) of the Code, and American Value and the Trust will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;



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     (2) No gain or loss will be recognized by the Trust upon the receipt of the assets of American Value solely in exchange for the Trust Shares and the assumption of the Liabilities by the Trust;


     (3) No gain or loss will be recognized by American Value upon the transfer of the assets of American Value to the Trust, in exchange for the Trust Shares and the assumption of the Liabilities by the Trust, or upon the distribution of the Trust Shares to American Value Shareholders in exchange for their American Value Shares as provided in the Plan;


     (4) No gain or loss will be recognized by American Value Shareholders upon the exchange of their American Value Shares for the Trust Shares;


     (5) The aggregate tax basis for the Trust Shares received by each American Value Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the American Value Shares held by each such American Value Shareholder immediately prior to the Reorganization;


     (6) The holding period of the Trust Shares to be received by each American Value Shareholder will include the period during which the American Value Shares surrendered in exchange therefor were held (provided such American Value Shares were held as capital assets on the date of the Reorganization);


     (7) The tax basis of the assets of American Value acquired by the Trust will be the same as the tax basis of such assets to American Value immediately prior to the Reorganization; and


     (8) The holding period of the assets of American Value in the hands of the Trust will include the period during which those assets were held by American Value.


     We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.


     As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Internal Revenue Service will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of the Trust, American Value or the American Value Shareholders.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement and the American Value Proxy constituting a part thereof.


                                          Very truly yours,



                                          /s/ Gordon Altman Butowsky Weitzen
                                             Shalov & Wein
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